EXHIBIT 99.1

BOARD OF DIRECTORS OF
SUMMIT BANCSHARES, INC
FEBRUARY 18, 2005

RESOLVED, that Bylaw 3.16 of the Corporation, is hereby amended so that, as amended, the Bylaw will read in its entirety as follows:

          3.16  Retirement.     (1) The mandatory retirement age for any director, other than an advisory director, shall be 75 years of age. The retirement date will be the last day of the term in which the director reaches 75 years of age.  A person may not be nominated for election as a director if the person would be 75 years of age or older when the person’s term of office would commence.  There shall be no mandatory retirement age for advisory directors.

(2) This Bylaw does not apply to the Corporation’s founders, James L. Murray and F. S. “Ben” Gunn.